EXHIBIT 14.1



            The Aquinas Funds Company Universal Individual Retirement
                           Account Custodial Agreement
                Provisions Applicable to Regular IRAs Provisions

        The following provisions of Articles I to VII are in the form promulgated by the Internal Revenue Service in Form 5305-A for use in establishing an individual retirement custodial account.

   Article I.

        The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3), or an
   employer contribution to a simplified employee pension plan as described in section 408(k). Rollover contributions before January 1, 1993 include rollovers described in section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4),
   403(b)(8) or 408(d)(3) of the Code or an employer contribution to a simplified employee pension plan as described in section 408(k).

   Article II.

        The Depositor's interest in the balance in the custodial account is nonforfeitable.

   Article III.

        1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5) of the Code).

        2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m) except as otherwise permitted by section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

   Article IV.

        1. Notwithstanding any provisions of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) and Proposed Regulations section 1.408-8, including the incidental death benefit provisions of Proposed Regulations section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

        2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

        3. The Depositor's entire interest in the custodial account must be, or begin to be, distributed by the Depositor's required beginning date, the April 1 following the calendar year end in which the Depositor reaches age 70-1/2. By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

        (a)  A single-sum payment.

        (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

        (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

        (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

        (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

        4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

        (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

        (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

             (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

             (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70-1/2.

        (c) Except where distribution in the form of an annuity meeting the requirements of section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

        (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contribution or rollover contributions may be accepted in the account.

        5. In the case of distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70-1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

        6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

   Article V.

        1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) and Regulations sections 1.408-5 and 1.408-6.

        2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor as prescribed by the Internal Revenue Service.

   Article VI.

        Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) and the related regulations will be invalid.

   Article VII.

        This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear on the Adoption Agreement.

                       Provisions applicable to Roth IRAs

        See Section 25 of Provisions applicable to both Regular IRAs and Roth IRAs for information about the following provisions of Articles I to VII.

   Article I.

        The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution which is a qualified rollover described in Section 408A(c)(6) of the Code.

   Article II.

        The Depositor's interest in the balance in the custodial account is nonforfeitable.

   Article III.

        1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5) of the Code).

        2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3) which provides an exception for certain coins issued under specified statutes, coins issued under the laws of any state, and certain gold, silver, platinum or palladium bullion.

   Article IV.

        1. Notwithstanding any provisions of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) as modified by section 408A(c)(5).

        2. Unless otherwise elected by the time distributions are required to begin to the surviving spouse of the Depositor under paragraph 3, other than in the case of a life annuity to the surviving spouse, life expectancy of the surviving spouse shall be recalculated annually. Such election shall be irrevocable as to the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

        3. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries; either:

        (a) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

        (b) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70-1/2.

        (c) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

        4. In the case of distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the designated beneficiary. Determine that initial life expectancy using the attained age of the designated beneficiary as of such beneficiary's birthday in the year distributions are required to commence.

   Article V.

        1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) and section 408A(d)(3)(E) and regulations thereunder.

        2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor as prescribed by the Internal Revenue Service.

   Article VI.

        Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408A and any related regulations will be invalid.

   Article VII.

        This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear on the Adoption Agreement.

                      RULES FOR ALL IRAS (REGULAR AND ROTH)

   GENERAL INFORMATION

   IRA Requirements

        All IRAs must meet certain requirements. Contributions generally must be made in cash. The IRA trustee or custodian must be a bank or other person who has been approved by the Secretary of the Treasury. Your contributions may not be invested in life insurance or collectibles or be commingled with other property except in a common trust or investment fund. Your interest in the account must be nonforfeitable at all times. You may obtain further information on IRAs from any district office of the Internal Revenue Service.

   May I Revoke My IRA?

        You may revoke a newly established Regular or Roth IRA at any time within seven days after the date on which you receive this Disclosure Statement. A Regular or Roth IRA established more than seven days after the date of your receipt of this Disclosure Statement may not be revoked.

        To revoke your Regular or Roth IRA, mail or deliver a written notice of revocation to the Custodian at the address which appears at the end of this Disclosure Statement. Mailed notice will be deemed given on the date that it is postmarked (or, if sent by certified or registered mail, on the date of certification or registration). If you revoke your Regular or Roth IRA within the seven-day period, you are entitled to a return of the entire amount you originally contributed into your Regular or Roth IRA, without adjustment for such items as sales charges, administrative expenses or fluctuations in market value.

   INVESTMENTS

   How Are My IRA Contributions Invested?

        You control the investment and reinvestment of contributions to your Regular or Roth IRA. Investments must be in one or more of the Fund(s) available from time to time as listed in the Adoption Agreement for your Regular or Roth IRA or in an investment selection form provided with your Adoption Agreement or from the Fund Distributor or Service Company. You direct the investment of your IRA by giving your investment instructions to the Distributor or Service Company for the Fund(s). Since you control the investment of your Regular or Roth IRA, you are responsible for any losses; neither the Custodian, the Distributor nor the Service Company has any responsibility for any loss or diminution in value occasioned by your exercise of investment control. Transactions for your Regular or Roth IRA will generally be at the applicable public offering price or net asset value for shares of the Fund(s) involved next established after the Distributor or the Service Company (whichever may apply) receives proper investment instructions from you; consult the current prospectus for the Fund(s) involved for additional information.

        Before making any investment, read carefully the current prospectus for any Fund you are considering as an investment for your Regular IRA or Roth IRA. The prospectus will contain information about the Fund's investment objectives and policies, as well as any minimum initial investment or minimum balance requirements and any sales, redemption or other charges.

        Because you control the selection of investments for your Regular or Roth IRA and because mutual fund shares fluctuate in value, the growth in value of your Regular or Roth IRA cannot be guaranteed or projected.

   Are There Any Restrictions on the Use of my IRA Assets?

        The tax-exempt status of your Regular or Roth IRA will be revoked if you engage in any of the prohibited transactions listed in Section 4975 of the tax code. Upon such revocation, your Regular or Roth IRA is treated as distributing its assets to you. The taxable portion of the amount in your IRA will be subject to income tax (unless, in the case of a Roth IRA, the requirements for a tax-free withdrawal are satisfied). Also, you may be subject to a 10% penalty tax on the taxable amount as a premature withdrawal if you have not yet reached the age of 59-1/2.

        Any investment in a collectible (for example, rare stamps) by your Regular or Roth IRA is treated as a withdrawal; the only exception involves certain types of government-sponsored coins or certain types of precious metal bullion.

   What Is A Prohibited Transaction?

        Generally, a prohibited transaction is any improper use of the assets in your Regular or Roth IRA. Some examples of prohibited transactions are:

        - Direct or indirect sale or exchange of property between you and your Regular or Roth IRA.

        - Transfer of any property from your Regular or Roth IRA to yourself or from yourself to your Regular or Roth IRA.

        Your Regular or Roth IRA could lose its tax exempt status if you use all or part of your interest in your Regular or Roth IRA as security for a loan or borrow any money from your Regular or Roth IRA. Any portion of your Regular or Roth IRA used as security for a loan will be treated as a distribution in the year in which the money is borrowed. This amount may be taxable and you may also be subject to the 10% premature withdrawal penalty on the taxable amount.

   FEES AND EXPENSES

   Custodian's Fees

        The fees charged by the Custodian for maintaining either a Regular IRA or a Roth IRA are listed in the Adoption Agreement.

   General Fee Policies

   - Fees may be paid by you directly, or the Custodian may deduct them from your Regular or Roth IRA.

   -    Fees may be changed upon 30 days written notice to you.

   - The full annual maintenance fee will be charged for any calendar year during which you have a Regular or Roth IRA with us. This fee is not prorated for periods of less than one full year.

   - If provided for in this Disclosure Statement or the Adoption Agreement, termination fees are charged when your account is closed whether the funds are distributed to you or transferred to a successor custodian or trustee.

   - The Custodian may charge you for its reasonable expenses for services not covered by its fee schedule.

   Other Charges

   - There may be sales or other charges associated with the purchase or redemption of shares of a Fund in which your Regular IRA or Roth IRA is invested. Before investing, be sure to read carefully the current prospectus of any Fund you are considering as an investment for your Regular IRA or Roth IRA for a description of applicable charges.

   TAX MATTERS

   What IRA Reports does the Custodian Issue?

        The Custodian will report all withdrawals to the IRS and the recipient on the appropriate form. For reporting purposes, a direct transfer of assets to a successor custodian or trustee is not considered a withdrawal.

        The Custodian will report to the IRS the year-end value of your account and the amount of any rollover (including conversions of a Regular IRA to a Roth IRA) or regular contribution made during a calendar year, as well as the tax year for which a contribution is made. Unless the Custodian receives an indication from you to the contrary, it will treat any amount as a contribution for the tax year in which it is received. It is most important that a contribution between January and April 15th for the prior year be clearly designated as such.

   What Tax Information Must I Report to the IRS?

        You must file Form 5329 with the IRS for each taxable year for which you made an excess contribution or you take a premature withdrawal that is subject to the 10% penalty tax, or you withdraw less than the minimum amount required from your Regular IRA. If your beneficiary fails to make required minimum withdrawals from your Regular or Roth IRA after your death, your beneficiary may be subject to an excise tax and be required to file Form 5329.

        For Regular IRAs, you must also report each nondeductible contribution to the IRS by designating it a nondeductible contribution on your tax return. Use Form 8606. In addition, for any year in which you make a nondeductible contribution or take a withdrawal, you must include additional information on your tax return. The information required includes: (1) the amount of your nondeductible contributions for that year; (2) the amount of withdrawals from Regular IRAs in that year; (3) the amount by which your total nondeductible contributions for all the years exceed the total amount of your distributions previously excluded from gross income; and (4) the total value of all your Regular IRAs as of the end of the year. If you fail to report any of this information, the IRS will assume that all your contributions were deductible. This will result in the taxation of the portion of your withdrawals that should be treated as a nontaxable return of your nondeductible contributions.

   Which Withdrawals Are Subject to Withholding?

   Roth IRA

        Federal income tax will be withheld at a flat rate of 10% of any taxable withdrawal from your Roth IRA, unless you elect not to have tax withheld. Withdrawals from a Roth IRA are not subject to the mandatory 20% income tax withholding that applies to most distributions from qualified plans or 403(b) accounts that are not directly rolled over to another plan or IRA.

   Regular IRA

        Federal income tax will be withheld at a flat rate of 10% from any withdrawal from your Regular IRA, unless you elect not to have tax withheld. Withdrawals from a Regular IRA are not subject to the mandatory 20% income tax withholding that applies to most distributions from qualified plans or 403(b) accounts that are not directly rolled over to another plan or IRA.

   ACCOUNT TERMINATION

        You may terminate your Regular IRA or Roth IRA at any time after its establishment by sending a completed withdrawal form, or a transfer authorization form, to:

             The Aquinas Funds
             P.O. Box 419533
             Kansas City, MO 64141-6533

        Your Regular IRA or Roth IRA with The Aquinas Funds will terminate upon the first to occur of the following:

        - The date your properly executed withdrawal form (as described above) withdrawing your total Regular IRA or Roth IRA balance is received and accepted by the Custodian or, if later, the termination date specified in the withdrawal form.

        - The date the Regular IRA or Roth IRA ceases to qualify under the tax code. This will be deemed a termination.

        - The transfer of the Regular IRA or Roth IRA to another custodian/trustee.

        - The rollover of the amounts in the Regular IRA or Roth IRA to another custodian/trustee.

        Any outstanding fees must be received prior to such a termination of your account.

        The amount you receive from your IRA upon termination of the account will be treated as a withdrawal, and thus the rules relating to Regular IRA or Roth IRA withdrawals will apply. For example, if the IRA is terminated before you reach age 59-1/2, the 10% early withdrawal penalty may apply to the taxable amount you receive.

   IRA DOCUMENTS

   Regular IRA

        The terms contained in Articles I to VII of Part One of the The Aquinas Funds Company Universal Individual Retirement Custodial Account document have been promulgated by the IRS in Form 5305-A for use in establishing a Regular IRA Custodial Account that meets the requirements of Code Section 408(a) for a valid Regular IRA. This IRS approval relates only to the form of Articles I to VII and is not an approval of the merits of the Regular IRA or of any investment permitted by the Regular IRA.

   Roth IRA

        The terms contained in Articles I through VII of The Aquinas Funds Company Universal Individual Retirement Account Custodial Agreement provisions applicable to Roth IRAs have not been promulgated or approved by the IRS. It is expected that, if the IRS issues a model form for establishing a Roth IRA, the Custodian will adopt the provisions of such model form as an amendment to such provision.

        Based on our legal advice, The Aquinas Funds believes that the use of a Universal Individual Retirement Account Information Kit such as this, containing information and documents for both a Regular IRA or a Roth IRA, will be acceptable. However, if the IRS makes a ruling, or if Congress enacts legislation, disallowing the use of a "combined" approach such as this, The Aquinas Funds will forward to you a Regular IRA or a Roth IRA Kit (as appropriate) for you to read and, if necessary, an appropriate new Adoption Agreement to sign. By adopting a Regular IRA or a Roth IRA using these materials, you acknowledge this possibility and agree to this procedure if necessary. In all cases, to the extent permitted, The Aquinas Funds will treat your IRA as being opened on the date your account was opened using the Adoption Agreement in this Kit.

   ADDITIONAL INFORMATION

        For additional information you may write to the following address or call the following telephone number.

                 P.O. Box 419533, Kansas City, MO 64141-6533 and

                                 1-800-423-6369

            Provisions applicable to both Regular IRAs and Roth IRAs

   Article VIII.

        1. As used in this Article VIII the following terms have the following meanings:

        "Account" or "Custodial Account" means the individual retirement account established using the terms of either Part One or Part Two and, in either event, Part Three of this The Aquinas Funds Company Universal Individual Retirement Account Custodial Agreement and the Adoption Agreement signed by the Depositor. The Account may be a Regular Individual Retirement Account or a Roth Individual Retirement Account, as specified by the Depositor. See Section 24 below.

        "Custodian" means The Aquinas Funds Company.

        "Fund" means any registered investment company which is advised, sponsored or distributed by Sponsor; provided, however, that such a mutual fund or registered investment company must be legally offered for sale in the state of the Depositor's residence.

        "Distributor" means the entity which has a contract with the Fund(s) to serve as distributor of the shares of such Fund(s).

        In any case where there is no Distributor, the duties assigned hereunder to the Distributor may be performed by the Fund(s) or by an entity that has a contract to perform management or investment advisory services for the Fund(s).

        "Service Company" means any entity employed by the Custodian or the Distributor, including the transfer agent for the Fund(s), to perform various administrative duties of either the Custodian or the Distributor.

        In any case where there is no Service Company, the duties assigned hereunder to the Service Company will be performed by the Distributor (if any) or by an entity specified in the second preceding paragraph.

        "Sponsor" means [insert fund management company or other fund entity that is making Fund(s) available under this Agreement and has the power to appoint a successor Custodian].

        2. The Depositor may revoke the Custodial Account established hereunder by mailing or delivering a written notice of revocation to the Custodian within seven days after the Depositor receives the Disclosure Statement related to the Custodial Account. Mailed notice is treated as given to the Custodian on date of the postmark (or on the date of Post Office certification or registration in the case of notice sent by certified or registered mail). Upon timely revocation, the Depositor's initial contribution will be returned, without adjustment for administrative expenses, commissions or sales charges, fluctuations in market value or other changes.

        The Depositor may certify in the Adoption Agreement that the Depositor received the Disclosure Statement related to the Custodial Account at least seven days before the Depositor signed the Adoption Agreement to establish the Custodial Account, and the Custodian may rely upon such certification.

        3. All contributions to the Custodial Account shall be invested and reinvested in full and fractional shares of one or more Funds. Such investments shall be made in such proportions and/or in such amounts as Depositor from time to time in the Adoption Agreement or by other written notice to the Service Company (in such form as may be acceptable to the Service Company) may direct.

        The Service Company shall be responsible for promptly transmitting all investment directions by the Depositor for the purchase or sale of shares of one or more Funds hereunder to the Funds' transfer agent for execution. However, if investment directions with respect to the investment of any contribution hereunder are not received from the Depositor as required or, if received, are unclear or incomplete in the opinion of the Service Company, the contribution will be returned to the Depositor, or will be held uninvested (or invested in a money market fund if available) pending clarification or completion by the Depositor, in either case without liability for interest or for loss of income or appreciation. If any other directions or other orders by the Depositor with respect to the sale or purchase of shares of one or more Funds for the Custodial Account are unclear or incomplete in the opinion of the Service Company, the Service Company will refrain from carrying out such investment directions or from executing any such sale or purchase, without liability for loss of income or for appreciation or depreciation of any asset, pending receipt of clarification or completion from the Depositor.

        All investment directions by Depositor will be subject to any minimum initial or additional investment or minimum balance rules applicable to a Fund as described in its prospectus.

        All dividends and capital gains or other distributions received on the shares of any Fund held in the Depositor's Account shall be (unless received in additional shares) reinvested in full and fractional shares of such Fund (or of any other Fund offered by the Sponsor, if so directed).

        4. Subject to the minimum initial or additional investment, minimum balance and other exchange rules applicable to a Fund, the Depositor may at any time direct the Service Company to exchange all or a specified portion of the shares of a Fund in the Depositor's Account for shares and fractional shares of one or more other Funds. The Depositor shall give such directions by written notice acceptable to the Service Company, and the Service Company will process such directions as soon as practicable after receipt thereof (subject to the second paragraph of Section 3 of this Article VIII).

        5. Any purchase or redemption of shares of a Fund for or from the Depositor's Account will be effected at the public offering price or net asset value of such Fund (as described in the then effective prospectus for such Fund) next established after the Service Company has transmitted the Depositor's investment directions to the transfer agent for the Fund(s).

        Any purchase, exchange, transfer or redemption of shares of a Fund for or from the Depositor's Account will be subject to any applicable sales, redemption or other charge as described in the then effective prospectus for such Fund.

        6. The Service Company shall maintain adequate records of all purchases or sales of shares of one or more Funds for the Depositor's Custodial Account. Any account maintained in connection herewith shall be in the name of the Custodian for the benefit of the Depositor. All assets of the Custodial Account shall be registered in the name of the Custodian or of a suitable nominee. The books and records of the Custodian shall show that all such investments are part of the Custodial Account.

        The Custodian shall maintain or cause to be maintained adequate records reflecting transactions of the Custodial Account. In the discretion of the Custodian, records maintained by the Service Company with respect to the Account hereunder will be deemed to satisfy the Custodian's recordkeeping responsibilities therefor. The Service Company agrees to furnish the Custodian with any information the Custodian requires to carry out the Custodian's recordkeeping responsibilities.

        7. Neither the Custodian nor any other party providing services to the Custodial Account will have any responsibility for rendering advice with respect to the investment and reinvestment of Depositor's Custodial Account, nor shall such parties be liable for any loss or diminution in value which results from Depositor's exercise of investment control over his Custodial Account. Depositor shall have and exercise exclusive responsibility for and control over the investment of the assets of his Custodial Account, and neither Custodian nor any other such party shall have any duty to question his directions in that regard or to advise him regarding the purchase, retention or sale of shares of one or more Funds for the Custodial Account.

        8. The Depositor may in writing appoint an investment advisor with respect to the Custodial Account on a form acceptable to the Custodian and the Service Company. The investment advisor's appointment will be in effect until written notice to the contrary is received by the Custodian and the Service Company. While an investment advisor's appointment is in effect, the investment advisor may issue investment directions or may issue orders for the sale or purchase of shares of one or more Funds to the Service Company, and the Service Company will be fully protected in carrying out such investment directions or orders to the same extent as if they had been given by the Depositor.

        The Depositor's appointment of any investment advisor will also be deemed to be instructions to the Custodian and the Service Company to pay such investment advisor's fees to the investment advisor from the Custodial Account hereunder without additional authorization by the Depositor or the Custodian.

        9. Distribution of the assets of the Custodial Account shall be made at such time and in such form as Depositor (or the Beneficiary if Depositor is deceased) shall elect by written order to the Custodian. Depositor acknowledges that any distribution of a taxable amount from the Custodial Account (except for distribution on account of Depositor's disability or death, return of an "excess contribution" referred to in Code Section 4973, or a "rollover" from this Custodial Account) made earlier than age 59-1/2 may subject Depositor to an "additional tax on early distributions" under Code Section 72(t) unless an exception to such additional tax is applicable. For that purpose, Depositor will be considered disabled if Depositor can prove, as provided in Code Section 72(m)(7), that Depositor is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or be of long-continued and indefinite duration. It is the responsibility of the Depositor (or the Beneficiary) by appropriate distribution instructions to the Custodian to insure that any applicable distribution requirements of Code Section 401(a)(9) and Article IV above are met. If the Depositor (or Beneficiary) does not direct the Custodian to make distributions from the Custodial Account by the time that such distributions are required to commence in accordance with such distribution requirements, the Custodian (and Service Company) shall assume that the Depositor (or Beneficiary) is meeting the minimum distribution requirements from another individual retirement arrangement maintained by the Depositor (or Beneficiary) and the Custodian and Service Company shall be fully protected in so doing. The Depositor (or the Depositor's surviving spouse) may elect to comply with the distribution requirements in Article IV using the recalculation of life expectancy method, or may elect that the life expectancy of the Depositor and/or the Depositor's surviving spouse, as applicable, will not be recalculated; any such election may be in such form as the Depositor (or surviving spouse) provides (including the calculation of minimum distribution amounts in accordance with a method that does not provide for recalculation of the life expectancy of one or both of the Depositor and surviving spouse and instructions for withdrawals to the Custodian in accordance with such method). Notwithstanding paragraph 2 of Article IV, unless an election to have life expectancies recalculated annually is made by the time distributions are required to begin, life expectancies shall not be recalculated. Neither the Custodian nor any other party providing services to the Custodial Account assumes any responsibility for the tax treatment of any distribution from the Custodial Account; such responsibility rests solely with the person ordering the distribution.

        10. The Custodian assumes (and shall have) no responsibility to make any distribution except upon the written order of Depositor (or Beneficiary if Depositor is deceased) containing such information as the Custodian may reasonably request. Also, before making any distribution or honoring any assignment of the Custodial Account, Custodian shall be furnished with any and all applications, certificates, tax waivers, signature guarantees and other documents (including proof of any legal representative's authority) deemed necessary or advisable by Custodian, but Custodian shall not be responsible for complying with any order or instruction which appears on its face to be genuine, or for refusing to comply if not satisfied it is genuine, and Custodian has no duty of further inquiry. Any distributions from the Account may be mailed, first-class postage prepaid, to the last known address of the person who is to receive such distribution, as shown on the Custodian's records, and such distribution shall to the extent thereof completely discharge the Custodian's liability for such payment.

        11. (a) The term "Beneficiary" means the person or persons designated as such by the "designating person" (as defined below) on a form acceptable to the Custodian for use in connection with the Custodial Account, signed by the designating person, and filed with the Custodian. The form may name individuals, trusts, estates, or other entities as either primary or contingent beneficiaries. However, if the designation does not effectively dispose of the entire Custodial Account as of the time distribution is to commence, the term "Beneficiary" shall then mean the designating person's estate with respect to the assets of the Custodial Account not disposed of by the designation form. The form last accepted by the Custodian before such distribution is to commence, provided it was received by the Custodian (or deposited in the U.S. Mail or with a reputable delivery service) during the designating person's lifetime, shall be controlling and, whether or not fully dispositive of the Custodial Account, thereupon shall revoke all such forms previously filed by that person. The term "designating person" means Depositor during his/her lifetime; after Depositor's death, it also means Depositor's spouse, but only if the spouse elects to treat the Custodial Account as the spouse's own Custodial Account in accordance with applicable provisions of the Code.

             (b) When and after distributions from the Custodial Account to Depositor's Beneficiary commence, all rights and obligations assigned to Depositor hereunder shall inure to, and be enjoyed and exercised by, Beneficiary instead of Depositor.

        12. (a) The Depositor agrees to provide information to the Custodian at such time and in such manner as may be necessary for the Custodian to prepare any reports required under Section 408(i) or Section 408A(d)(3)(E) of the Code and the regulations thereunder or otherwise.

             (b) The Custodian or the Service Company will submit reports to the Internal Revenue Service and the Depositor at such time and manner and containing such information as is prescribed by the Internal Revenue Service.

             (c) The Depositor, Custodian and Service Company shall furnish to each other such information relevant to the Custodial Account as may be required under the Code any regulations issued or forms adopted by the Treasury Department thereunder or as may otherwise be necessary for the administration of the Custodial Account.

             (d) The Depositor shall file any reports to the Internal Revenue Service which are required of him by law (including Form 5329), and neither the Custodian nor Service Company shall have any duty to advise Depositor concerning or monitor Depositor's compliance with such requirement.

        13. (a) Depositor retains the right to amend this Custodial Account document in any respect at any time, effective on a stated date which shall be at least 60 days after giving written notice of the amendments (including its exact terms) to Custodian by registered or certified mail, unless Custodian waives notice as to such amendment. If the Custodian does not wish to continue serving as such under this Custodial Account document as so amended, it may resign in accordance with Section 17 below.

             (b) Depositor delegates to the Custodian the Depositor's right so to amend, provided (i) the Custodian does not change the investments available under this Custodial Agreement and
                  (ii) the Custodian amends in the same manner all agreements comparable to this one, having the same Custodian, permitting comparable investments, and under which such power has been delegated to it; this includes the power to amend retroactively if necessary or appropriate in the opinion of the Custodian in order to conform this Custodial Account to pertinent provisions of the Code and other laws or successor provisions of law, or to obtain a governmental ruling that such requirements are met, to adopt a prototype or master form of agreement in substitution for this Agreement, or as otherwise may be advisable in the opinion of the Custodian. Such an amendment by the Custodian shall be communicated in writing to Depositor, and Depositor shall be deemed to have consented thereto unless, within 30 days after such communication to Depositor is mailed, Depositor either (i) gives Custodian a written order for a complete distribution or transfer of the Custodial Account, or (ii) removes the Custodian and appoints a successor under Section 17 below.

                  Pending the adoption of any amendment necessary or desirable to conform this Custodial Account document to the requirements of any amendment to any applicable provision of the Internal Revenue Code or regulations or rulings thereunder, the Custodian and the Service Company may operate the Depositor's Custodial Account in accordance with such requirements to the extent that the Custodian and/or the Service Company deem necessary to preserve the tax benefits of the Account.

             (c) Notwithstanding the provisions of subsections (a) and (b) above, no amendment shall increase the responsibilities or duties of Custodian without its prior written consent.

             (d) This Section 13 shall not be construed to restrict the Custodian's right to substitute fee schedules in the manner provided by Section 16 below, and no such substitution shall be deemed to be an amendment of this Agreement.

        14. (a) Custodian shall terminate the Custodial Account if this Agreement is terminated or if, within 30 days (or such longer time as Custodian may agree) after resignation or removal of Custodian under Section 17, Depositor or Sponsor, as the case may be, has not appointed a successor which has accepted such appointment. Termination of the Custodial Account shall be effected by distributing all assets thereof in a single payment in cash or in kind to Depositor, subject to Custodian's right to reserve funds as provided in Section 17.

             (b) Upon termination of the Custodial Account, this custodial account document shall have no further force and effect (except for Sections 15(f), 17(b) and (c) hereof which shall survive the termination of the Custodial Account and this document), and Custodian shall be relieved from all further liability hereunder or with respect to the Custodial Account and all assets thereof so distributed.

        15. (a) In its discretion, the Custodian may appoint one or more contractors or service providers to carry out any of its functions and may compensate them from the Custodial Account for expenses attendant to those functions. In the event of such appointment, all rights and privileges of the Custodian under this Agreement shall pass through to such contractors or service providers who shall be entitled to enforce them as if a named party.

             (b) The Service Company shall be responsible for receiving all instructions, notices, forms and remittances from Depositor and for dealing with or forwarding the same to the transfer agent for the Fund(s).

             (c) The parties do not intend to confer any fiduciary duties on Custodian or Service Company (or any other party providing services to the Custodial Account), and none shall be implied. Neither shall be liable (or assumes any responsibility) for the collection of contributions, the proper amount, time or tax treatment of any contribution to the Custodial Account or the propriety of any contributions under this Agreement, or the purpose, time, amount (including any minimum distribution amounts), tax treatment or propriety of any distribution hereunder, which matters are the sole responsibility of Depositor and Depositor's Beneficiary.

             (d) Not later than 60 days after the close of each calendar year (or after the Custodian's resignation or removal), the Custodian or Service Company shall file with Depositor a written report or reports reflecting the transactions effected by it during such period and the assets of the Custodial Account at its close. Upon the expiration of 60 days after such a report is sent to Depositor (or Beneficiary), the Custodian or Service Company shall be forever released and discharged from all liability and accountability to anyone with respect to transactions shown in or reflected by such report except with respect to any such acts or transactions as to which Depositor shall have filed written objections with the Custodian or Service Company within such 60 day period.

             (e) The Service Company shall deliver, or cause to be delivered, to Depositor all notices, prospectuses, financial statements and other reports to shareholders, proxies and proxy soliciting materials relating to the shares of the Fund(s) credited to the Custodial Account. No shares shall be voted, and no other action shall be taken pursuant to such documents, except upon receipt of adequate written instructions from Depositor.

             (f) Depositor shall always fully indemnify Service Company, Distributor, the Fund(s), Sponsor and Custodian and save them harmless from any and all liability whatsoever which may arise either (i) in connection with this Agreement and the matters which it contemplates, except that which arises directly out of the Service Company's, Distributor's, Fund's, Sponsor's or Custodian's bad faith, gross negligence or willful misconduct, (ii) with respect to making or failing to make any distribution, other than for failure to make distribution in accordance with an order therefor which is in full compliance with Section 10, or
                  (iii) actions taken or omitted in good faith by such parties. Neither Service Company nor Custodian shall be obligated or expected to commence or defend any legal action or proceeding in connection with this Agreement or such matters unless agreed upon by that party and Depositor, and unless fully indemnified for so doing to that party's satisfaction.

             (g) The Custodian and Service Company shall each be responsible solely for performance of those duties expressly assigned to it in this Agreement, and neither assumes any responsibility as to duties assigned to anyone else hereunder or by operation of law.

             (h) The Custodian and Service Company may each conclusively rely upon and shall be protected in acting upon any written order from Depositor or Beneficiary, or any investment advisor appointed under Section 8, or any other notice, request, consent, certificate or other instrument or paper believed by it to be genuine and to have been properly executed, and so long as it acts in good faith, in taking or omitting to take any other action in reliance thereon. In addition, Custodian will carry out the requirements of any apparently valid court order relating to the Custodial Account and will incur no liability or responsibility for so doing.

        16. (a) The Custodian, in consideration of its services under this Agreement, shall receive the fees specified on the applicable fee schedule. The fee schedule originally applicable shall be the one specified in the Adoption Agreement or Disclosure Statement, as applicable. The Custodian may substitute a different fee schedule at any time upon 30 days' written notice to Depositor. The Custodian shall also receive reasonable fees for any services not contemplated by any applicable fee schedule and either deemed by it to be necessary or desirable or requested by Depositor.

             (b) Any income, gift, estate and inheritance taxes and other taxes of any kind whatsoever, including transfer taxes incurred in connection with the investment or reinvestment of the assets of the Custodial Account, that may be levied or assessed in respect to such assets, and all other administrative expenses incurred by the Custodian in the performance of its duties (including fees for legal services rendered to it in connection with the Custodial Account) shall be charged to the Custodial Account. If the Custodian is required to pay any such amount, the Depositor (or Beneficiary) shall promptly upon notice thereof reimburse the Custodian.

             (c) All such fees and taxes and other administrative expenses charged to the Custodial Account shall be collected either from the amount of any contribution or distribution to or from the Account, or (at the option of the person entitled to collect such amounts) to the extent possible under the circumstances by the conversion into cash of sufficient shares of one or more Funds held in the Custodial Account (without liability for any loss incurred thereby). Notwithstanding the foregoing, the Custodian or Service Company may make demand upon the Depositor for payment of the amount of such fees, taxes and other administrative expenses. Fees which remain outstanding after 60 days may be subject to a collection charge.

        17. (a) Upon 30 days' prior written notice to the Custodian, Depositor or Sponsor, as the case may be, may remove it from its office hereunder. Such notice, to be effective, shall designate a successor custodian and shall be accompanied by the successor's written acceptance. The Custodian also may at any time resign upon 30 days' prior written notice to Sponsor, whereupon the Sponsor shall notify the Depositor (or Beneficiary) and shall appoint a successor to the Custodian. In connection with its resignation hereunder, the Custodian may, but is not required to, designate a successor custodian by written notice to the Sponsor or Depositor (or Beneficiary), and the Sponsor or Depositor (or Beneficiary) will be deemed to have consented to such successor unless the Sponsor or Depositor (or Beneficiary) designates a different successor custodian and provides written notice thereof together with such a different successor's written acceptance by such date as the Custodian specifies in its original notice to the Sponsor or Depositor (or Beneficiary) (provided that the Sponsor or Depositor (or Beneficiary) will have a minimum of 30 days to designate a different successor).

             (b) The successor custodian shall be a bank, insured credit union, or other person satisfactory to the Secretary of the Treasury under Code Section 408(a)(2). Upon receipt by Custodian of written acceptance by its successor of such successor's appointment, Custodian shall transfer and pay over to such successor the assets of the Custodial Account and all records (or copies thereof) of Custodian pertaining thereto, provided that the successor custodian agrees not to dispose of any such records without the Custodian's consent. Custodian is authorized, however, to reserve such sum of money or property as it may deem advisable for payment of all its fees, compensation, costs, and expenses, or for payment of any other liabilities constituting a charge on or against the assets of the Custodial Account or on or against the Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over to the successor custodian.

             (c) Any Custodian shall not be liable for the acts or omissions of its predecessor or its successor.

        18. References herein to the "Internal Revenue Code" or "Code" and sections thereof shall mean the same as amended from time to time, including successors to such sections.

        19. Except where otherwise specifically required in this Agreement, any notice from Custodian to any person provided for in this Agreement shall be effective if sent by first-class mail to such person at that person's last address on the Custodian's records.

        20. Depositor or Depositor's Beneficiary shall not have the right or power to anticipate any part of the Custodial Account or to sell, assign, transfer, pledge or hypothecate any part thereof. The Custodial Account shall not be liable for the debts of Depositor or Depositor's Beneficiary or subject to any seizure, attachment, execution or other legal process in respect thereof except to the extent required by law. At no time shall it be possible for any part of the assets of the Custodial Account to be used for or diverted to purposes other than for the exclusive benefit of the Depositor or his/her Beneficiary except to the extent required by law.

        21. When accepted by the Custodian, this Agreement is accepted in and shall be construed and administered in accordance with the laws of the state where the principal offices of the Custodian are located. Any action involving the Custodian brought by any other party must be brought in a state or federal court in such state.

        If in the Adoption Agreement, Depositor designates that the Custodial Account is a Regular IRA, this Agreement is intended to qualify under Code
   Section 408(a) as an individual retirement Custodial Account and to entitle Depositor to the retirement savings deduction under Code Section 219 if available. If in the Adoption Agreement Depositor designates that the Custodial Account is a Roth IRA, this Agreement is intended to qualify under Code Section 408A as a Roth individual retirement Custodial Account and to entitle Depositor to the tax-free withdrawal of amounts from the Custodial Account to the extent permitted in such Code section.

        If any provision hereof is subject to more than one interpretation or any term used herein is subject to more than one construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the intent expressed in whichever of the two preceding sentences is applicable.

        However, the Custodian shall not be responsible for whether or not such intentions are achieved through use of this Agreement, and Depositor is referred to Depositor's attorney for any such assurances.

        22. Depositor should seek advice from Depositor's attorney regarding the legal consequences (including but not limited to federal and state tax matters) of entering into this Agreement, contributing to the Custodial Account, and ordering Custodian to make distributions from the Account. Depositor acknowledges that Custodian and Service Company (and any company associated therewith) are prohibited by law from rendering such advice.

        23. If any provision of any document governing the Custodial Account provides for notice, instructions or other communications from one party to another in writing, to the extent provided for in the procedures of the Custodian, Service Company or another party, any such notice, instructions or other communications may be given by telephonic, computer, other electronic or other means, and the requirement for written notice will be deemed satisfied.

        24. The legal documents governing the Custodial Account are as follows:

             (a) If in the Adoption Agreement the Depositor designated the Custodial Account as a Regular IRA under Code Section 408(a), the provisions of Part One and Part Three of this Agreement and the provisions of the Adoption Agreement are the legal documents governing the Depositor's Custodial Account.

             (b) If in the Adoption Agreement the Depositor designated the Custodial Account as a Roth IRA under Code Section 408A, the provisions of Part Two and Part Three of this Agreement and the provisions of the Adoption Agreement are the legal documents governing the Depositor's Custodial Account.

        25. Articles I through VII of Part One of this Agreement are in the form promulgated by the Internal Revenue Service as Form 5305-A. It is anticipated that, if and when the Internal Revenue Service promulgates changes to Form 5305-A, the Custodian will amend this Agreement correspondingly.

        Articles I through VII of Part Two of this Agreement have not been promulgated or approved by the Internal Revenue Service. It is anticipated that, if and when the Internal Revenue Service promulgates a model form to establish a Roth IRA Custodial Account, the Custodian will amend this Agreement to substitute the provisions of such model Roth IRA Custodial Account form for the provisions of Part Two of this Agreement, and the Depositor specifically consents to such amendment in accordance with Section 13(b) hereof.

        If, due to changes in the applicable tax laws, or ruling of the Internal Revenue Service, it is established that the use of the Adoption Agreement or this Agreement do not establish a Regular IRA or a Roth IRA (as the case may be), the Custodian will furnish the Depositor with replacement documents and the Depositor will if necessary sign such replacement documents. Depositor acknowledge and agrees to such procedures and to cooperate with Custodian to preserve the intended tax treatment of the Account.

        26. If the Depositor maintains an Individual Retirement Account under Code section 408(a), Depositor may convert or transfer such other IRA to a Roth IRA under Code section 408A using the terms of this Agreement and the Adoption Agreement by completing and executing the Adoption Agreement and giving suitable directions to the Custodian and the custodian or trustee of such other IRA. Alternatively, the Depositor may convert or transfer such other IRA to a Roth IRA by use of a replay card or by telephonic, computer or electronic means in accordance with procedures adopted by the Custodian or Service Company intended to meet the requirements of Code section 408A, and the Depositor will be deemed to have executed the Adoption Agreement and adopted the provisions of this Agreement and the Adoption Agreement in accordance with such procedures.

        27. The Depositor acknowledges that he or she has received and read the current prospectus for each Fund in which his or her Account is invested and the Individual Retirement Account Disclosure Statement related to the Account. The Depositor represents under penalties of perjury that his or her Social Security number (or other Taxpayer Identification Number) as stated in the Adoption Agreement is correct.